Exhibit 99

Marine Products Corporation Announces

Reduced Quarterly Cash Dividend

ATLANTA, April 29, 2020 – Marine Products Corporation (NYSE: MPX) announced today that its Board of Directors reduced the quarterly cash dividend from $0.12 per share to $0.08 per share. The dividend will be payable June 10, 2020 to common stockholders of record at the close of business on May 11, 2020. In light of the uncertainty in the economy and our business by the impact of COVID-19, this reduced dividend strengthens our capital structure and enhances our ability to maintain a conservative balance sheet.

Marine Products Corporation (NYSE: MPX) is a leading manufacturer of fiberglass boats under three brand names: Chaparral, Robalo and Vortex. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include various models, such as OSX Luxury Sportboats, the 257 SSX, and SunCoast Sportdecks. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models. Chaparral also offers jet powered boats under the Vortex brand name.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

For information contact:

BEN M. PALMER

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

JIM LANDERS

Vice President, Corporate Finance

(404) 321-2162

jlanders@marineproductscorp.com